SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Mediware Information Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 4, 2008

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Shareholders of Mediware Information Systems, Inc. (“Mediware”) will be held on December 4, 2008, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

1.	To elect three Class II directors to hold office for a three-year term;
2.	To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2009; and
3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on October 17, 2008 as the record date for the Annual Meeting.  Only holders of Mediware’s common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of Mediware.  Further information regarding the matters to be acted upon during the Annual Meeting is contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY CARD.

By Order of the Board of Directors
Lawrence Auriana
Chairman of the Board of Directors
October 24, 2008

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214

PROXY STATEMENT

October 24, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (“Mediware” or the “Company”) to be voted at the Annual Meeting of Shareholders of Mediware (the “Annual Meeting”) to be held on December 4, 2008, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and any postponement or adjournment thereof.  This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to Mediware’s shareholders on or about October 24, 2008.

Proxies are being solicited by the Board of Directors of Mediware with respect to the election of three Class II directors (“Proposal One”), and the proposal to ratify the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2009 (“Proposal Two”).

Please complete, sign, date and return the enclosed proxy card.  The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, or by attending the Annual Meeting and giving oral notice of the intention to vote in person.  Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any postponement or adjournment thereof in accordance with the directions thereon.  In the absence of such directions, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One and in favor of Proposal Two.

The only class of voting securities of Mediware is its common stock, par value $.10 per share (“Common Stock”), of which 7,672,000 shares were outstanding on October 17, 2008, each entitled to one vote.  Only shareholders of record at the close of business on October 17, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director.  Therefore, the nominees for director who receive the most votes will be elected.  The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the approval of the ratification of the appointment of Mediware’s independent registered public accounting firm.

Abstentions will not constitute votes cast.  Any broker non-votes will have the effect of an abstention.

CORPORATE GOVERNANCE

Mediware is required to have a Board of Directors, a majority of whom are “independent” as defined by the listing standards of Nasdaq Stock Market (“Nasdaq”) and to disclose in the proxy statement for each Annual Meeting those directors that the Board of Directors has determined to be independent.  Based on such definition, the Board of Directors has determined that all directors are independent other than Mr. Auriana, Mediware’s largest shareholder and Chairman of the Board, Mr. T. Kelly Mann, Mediware’s President and Chief Executive Officer, and The Honorable Richard Greco.

Mediware has an ongoing commitment to good governance and business practices.  In furtherance of this commitment, it monitors developments in the area of corporate governance and reviews its policies and procedures in light of such developments.  Mediware complies with the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and Nasdaq.  Mediware has implemented and expects to continue to implement other, non-requisite corporate governance practices it believes are in the best interests of Mediware and its shareholders.

Code of Ethics

Mediware has adopted a Code of Conduct and Ethics that applies to all of its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees.  This Code of Conduct and Ethics is available at the investor relations page of Mediware’s website at www.mediware.com.  Mediware intends to reflect any amendments to this Code of Conduct and Ethics or waivers of this Code of Conduct and Ethics concerning its principal officers at such page of the website.

The Audit Committee has established procedures for the receipt and handling of complaints received by Mediware regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential submission by employees of concerns regarding auditing or accounting matters.

Nomination of Directors

Mediware does not have a standing nominating committee or a formal nominating committee charter.  Currently, the independent members of the Board, rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process, and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee.  As indicated above, five of the eight directors are currently independent.  Furthermore, the Board has adopted by resolution a director nomination policy.  The purpose of the policy is to describe the process by which candidates for inclusion in Mediware’s recommended slate of director nominees are selected.  The director nomination policy is administered by the Board.  Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

Under this policy, absent special circumstances, a change in the criteria for Board membership or an affirmative determination by the Board for some other reason that an individual should not be renominated, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors will be renominated.  If the Board thinks it is in the best interest of Mediware to nominate a new individual for director in connection with an Annual Meeting of Shareholders or to fill a vacancy, the Board will seek potential candidates for Board appointments who meet criteria for selection as a nominee and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the Board, senior management of Mediware and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to Mediware and its shareholders.  Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting Mediware; and ability and willingness to contribute special competencies to Board activities.  The independent members of the Board also consider whether members and potential members are independent under the Nasdaq listing standards and SEC rules.  In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Mediware matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; and diversity of viewpoints, background and experiences.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as Mediware’s needs and circumstances evolve, and as applicable legal or listing standards change.  The Board, in its sole discretion, may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates on the bases of the director nomination policy described above. Recommendations must be in writing and mailed to Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, Attention: Robert Weber, Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  The shareholder giving notice must provide (i) his or her name and address, as they appear on Mediware’s books, and (ii) the number of shares of Mediware which are beneficially owned by such shareholder, including any hedges regarding the owned shares.  Mediware may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting of Shareholders of Mediware, notice must be given in accordance with the By-Laws of the Company to the Secretary of the Company not more than 150 days nor less than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. The fact that the Company may not insist upon compliance with the requirements contained in its By-Laws should not be construed as a waiver by the Company of its right to do so at any time in the future.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, with the independent directors or with a specific Board member, by writing to the Board (or the independent directors or a specific Board member) and delivering the communication in person or by mail to: Mediware Information Systems, Inc., Board of Directors, Privileged & Confidential, c/o Robert Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  The current independent directors are: Messrs. Clark, Coelho, Gorman, Nordlicht and Sanville.  Correspondence addressed to the independent directors as a group, or to a specific Board member, will be forwarded to them as soon as practicable.  From time to time, the Board of Directors may change the process by which shareholders may communicate confidential information with the Board of Directors or its members.  Any changes in this process will be posted on Mediware’s website or otherwise publicly disclosed.

Board Attendance at Annual Meeting of Shareholders

Mediware does not currently have a formal policy regarding director attendance at the Annual Meeting of Shareholders.  It is, however, expected that the directors will be in attendance.  Five directors attended Mediware’s Annual Meeting of Shareholders held on December 6, 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Sanville and Greco were the members of the Compensation and Stock Option Committee (the “Compensation Committee”) for fiscal year 2008.  No member of the Compensation Committee is an officer or employee, or former officer or employee, of Mediware.  Messrs. Clark and Sanville had no interlocking relationships with the Board of Directors and any other company for fiscal year 2008.

Mr. Greco is an executive officer of a private company controlled by Mediware’s Chairman, Lawrence Auriana.  Mr. Auriana effectively controls the compensation determinations made for this private company, including the compensation paid to Mr. Greco for his service as an executive officer.  Because, as Chairman, Mr. Auriana is an executive officer of the Company, and Mr. Greco serves on the Company’s Compensation Committee, Mr. Greco could be deemed to have an “interlocking” relationship with Mr. Auriana.  However, Mr. Auriana receives no compensation from the Company other than for his service as a director, and Mr. Greco is not, therefore, expected to be afforded an opportunity to set executive compensation for Mr. Auriana.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met 6 times during the fiscal year ended June 30, 2008.  All of the directors attended, during their terms of service, in the aggregate at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the Committees on which they served, except Mr. Greco who did not attend all of the Executive Committee meetings after becoming a member of that Committee.

In compliance with requirements of the Nasdaq listing standards, the independent directors of the Board of Directors met three times in executive session during the fiscal year ending June 30, 2008.

Mediware has a separately-designated standing audit committee.  The members of the Audit Committee were Messrs. Clark and Sanville and Dr. Gorman for the fiscal year 2008.  Dr. Gorman was appointed to serve on the Audit Committee in early fiscal 2008. The Board of Directors has determined that each member of the Audit Committee is “independent” not only under the Nasdaq listing standards but also under SEC rules.  Furthermore, the Board of Directors has determined that all members of the Audit Committee are financially literate and independent under the applicable SEC and Nasdaq listing standards and that Mr. Sanville is an “audit committee financial expert” as defined in the SEC rules.  The Audit Committee met 4 times during the fiscal year ended June 30, 2008.

The Audit Committee’s duties and responsibilities are fully described in a written charter. The Audit Committee charter was adopted by the Board of Directors and reflects standards set forth in SEC regulations and the Nasdaq listing standards as well as the relevant provisions of the Sarbanes-Oxley Act of 2002.  This charter has been assessed by the Audit Committee within the last year and deemed adequate. The Audit Committee charter is accessible at the investor relations pages of the Company’s website at www.mediware.com. In accordance with its written charter, the Audit Committee fulfills its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of Mediware.  Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of Mediware and its subsidiaries and such selection is subsequently presented to Mediware’s shareholders for ratification.

The Compensation Committee determines the compensation of senior executives of Mediware, including the Chief Executive Officer, and administers Mediware’s policies and plans governing annual and long-term compensation.  The members of the Compensation Committee were Messrs. Clark, Sanville and Greco for the fiscal year 2008.  Mr. Greco was appointed to serve on the Compensation Committee in early fiscal 2008. The Board of Directors appointed Mr. Greco to serve on the Compensation Committee even though Mr. Greco is not independent within the meaning of Nasdaq’s listing standards.  The Board made this appointment because it believes that Mr. Greco’s service on the committee will be in the best interest of the Company.  Specifically, Mr. Greco’s experience as a managing director at Stern Stewart & Co. specializing in performance measurement and incentive compensation is unique among the directors.  Additionally, the Board believes that Mr. Greco is able to exercise independent judgment regarding the compensation of Mediware’s officers.  Mr. Greco is not an independent member of the Board because he is an executive officer of a private company controlled by Mediware’s Chairman, Laurence Auriana.  Although Mediware’s Chairman is an executive officer of the Company, he receives no compensation other than for his service as a director.  Mr. Greco is, therefore, not expected to be afforded an opportunity to set executive compensation for Mr. Auriana.  Mr. Greco’s relationship with Mr. Auriana is not expected to cause him to unduly compensate the other officers of Mediware. Mr. Greco did not know any of the Company’s officers, other than Mr. Auriana, prior to his appointment to the Board of Directors.    The Compensation Committee also administers Mediware’s equity compensation plan and makes recommendations to the full Board to grant awards to eligible individuals in accordance with the terms of the plan.  The Compensation Committee met 6 times during the fiscal year ended June 30, 2008.  The Compensation Committee charter is accessible at the investor relations pages of the Company’s website at www.mediware.com.

The Executive Committee was comprised of Messrs. Auriana, Greco and Nordlicht for the fiscal year 2008. Mr. Greco was appointed to serve on the Executive Committee in early fiscal 2008. The Board of Directors has delegated to the Executive Committee all authority not specifically reserved to the full Board of Directors by statute.  The Executive Committee met 4 times during the fiscal year ended June 30, 2008.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for director services.  Each non-employee director received a $10,000 cash retainer for their services during fiscal year 2008 except that the Chairman of the Board of Directors received a $20,000 cash retainer.  In addition, each non-employee director was granted 1,505 shares of restricted stock, which had a $10,000 value on the date of grant.  These shares vested on June 30, 2008.  Each non-employee director also received $1,000 for each Board meeting attended.  The members of the Compensation Committee received a $7,500 cash retainer and $1,500 for each meeting attended and the Chairman of the Compensation Committee received a $10,000 cash retainer and $2,500 for each meeting attended.  The members of the Audit Committee received a $12,000 cash retainer and $1,500 for each meeting attended. The Chairman of the Audit Committee received a $20,000 cash retainer and $2,500 for each meeting attended.  The members of the Executive Committee received a $4,000 cash retainer and $1,500 for each meeting attended.  The Chairman of the Executive Committee received a $10,000 cash retainer and $4,000 for each meeting attended.  Additionally, Mediware pays meeting fees to committee members for meetings with management and other committee work sessions.  Mr. Auriana, the Chairman of the Board, waived his cash fees for meeting attendances during fiscal 2008.

The following table sets forth the compensation earned by non-employee Directors during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)

Lawrence Auriana(1)	20,000	10,000	(2)	30,000
Roger Clark(1)	66,500	10,000	(2)	76,500
Philip Coelho(1)	13,334	4,167	(2)	17,501
Joseph Delario(1)	10,000	0	(2)	10,000
John Gorman(1)	31,500	10,000	(2)	41,500
Richard Greco	57,250	10,000	(2)	67,250
Ira Nordlicht(1)	46,000	10,000	(2)	56,000
Robert Sanville(1)	86,000	10,000	(2)	97,000

(1)    As of September 30, 2008, the aggregate number of outstanding option awards held by each director was as follows: Mr. Auriana 112,500, Mr. Clark 42,500, Mr.  Coelho 17,000, Mr. Delario 132,500, Dr. Gorman 42,500, Mr. Greco 0, Mr. Nordlicht 0, and Mr. Sanville 29,750.  As of the date of this proxy statement, Messrs. Churchill and Delario have both resigned from the Board of Directors of the Company
(2)   These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123R of restricted stock awards pursuant to the 2003 Equity Incentive Plan. Each grant had a grant date value of $10,000, was made January 1, 2008 and vested June 30, 2008.  Mr. Coelho was granted a pro-rata portion of the stock-based compensation based on the date he joined the Board of Directors. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for the relevant assumptions used to determine the valuation of our equity compensation awards.  No stock awards were granted to Mr. Delario due to his resignation from the Board of Directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Goals and Composition

The primary goals of our compensation program are to reward both individual and Company performance and to attract and retain those individuals that we believe are important to the growth and stability of the Company.  Compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, whom we refer to collectively as the named executive officers, is comprised of:

•	base salary;
•	cash bonus compensation;
•	long-term equity incentive compensation; and
•	to a much lesser extent, other benefits and perquisites.

The mix of base salary and cash and equity incentive compensation is intended to balance the need to provide adequate guaranteed cash compensation while providing meaningful incentives to motivate our executives to achieve performance goals.  It is our belief that perquisites for executive officers should generally be limited in scope and value.  The Compensation Committee continues to assess our executive compensation program and attempts to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere. We believe that if our shareholders benefit from strong Company performance, executive officers should earn significant compensation that corresponds to such Company performance. This argues in favor of weighing compensation toward equity and bonuses. On the other hand, we believe executive base salaries must deliver sufficient compensation to retain our executive team until value can be derived from the bonus and equity components of our compensation program.  Finding the right balance among these elements, particularly in light of the substantial changes that Mediware has faced over the last several years, requires ongoing review and analysis.

During fiscal 2008, our Compensation Committee undertook, with the Board of Directors, a thorough multi-month reevaluation of the Company’s compensation policies with a particular focus on the Company’s incentive compensation.  Fiscal 2008 was an opportune time for this evaluation due to:

•	the July 2007 consolidation of our business from three business units into one;
•	the appointment of our current Chief Executive Officer, T. Kelly Mann, in September 2007;
•	the substantial likelihood that previous equity awards with performance goals measured over a four-year period would expire without vesting following fiscal 2009; and
•	the addition of Mr. Greco, who has substantial compensation expertise, to the Compensation Committee.

As a result of its reevaluation, the Compensation Committee elected to base the incentive component of the Company’s compensation packages on performance indicators falling into three categories:  business performance, individual performance and customer satisfaction. The Compensation Committee sought to ensure that the reevaluation of the compensation policies was a collaborative effort, and the Compensation Committee provided Mr. Mann and the other members of the executive team with a meaningful opportunity to provide input into the structure of the incentive compensation program and the particular goals with respect to each performance indicator.  As a result, the fiscal 2008 performance targets were not approved in final form until January 2008.  At that time, some previously granted equity awards were amended to reflect the goals identified by the Compensation Committee.

The Executive Compensation Process and the Role of the Chief Executive Officer in Compensation Decisions

The Compensation Committee is responsible for approving cash compensation of our named executive officers (except the CEO), while the Compensation Committee makes recommendations to the full Board of Directors regarding all grants of equity and all Chief Executive Officer compensation.  The Board of Directors, with input from the Compensation Committee, makes determinations about the Chief Executive Officer’s compensation.  The input of our Chief Executive Officer was sought for each of the other executive officer’s compensation.

The Compensation Committee did not employ a compensation consultant during fiscal 2008 to assist it in establishing executive compensation.  The committee also did not set percentage compensation goals against a peer group of companies, or benchmark, our executives’ compensation, though the availability to our executives of alternative employment opportunities is an important consideration in the compensation design process.  Rather, the committee used its extensive marketplace knowledge, background, experience and market information to determine executive compensation.

Compensation Elements

Our Compensation Committee believes that the base salary, cash bonus and equity elements of our executive compensation program are set at levels that, in the aggregate, address Company-specific factors and represent an attractive compensation package, competitive with employers with which we compete for executive talent, other technology companies and larger organizations that have similar operations to us.  We do not presently provide our named executive officers with any pension or supplemental retirement benefits or any substantial perquisites not generally available to our employees.

Base Salary

We provide the named executive officers with base salary to compensate them for services rendered during the fiscal year.  Base salaries are paid to secure the services of the executive team and compensate them for their functional role, responsibility and performance.  The base salaries of the named executive officers are a function of the minimum base salaries specified in their employment agreements, any increases approved by the Compensation Committee in prior years, and any increases that are approved by the Compensation Committee in the current fiscal year.  The Compensation Committee takes note of many factors it deems relevant, including, in the case of named executive officers other than the Chief Executive Officer, any recommendations by the Chief Executive Officer.  Base salary amounts for the named executive officers were established, and may be subsequently adjusted from time to time, based on the following criteria:

•	the duties and responsibilities of each named executive officer;
•	the performance and completion of such duties;
•	the compensation precedent associated with our other executive officers;
•	the background and experience of the executive officer;
•	market factors and the competitive marketplace for the talents of the executive officer; and
•	the executive officer’s deemed value to us.

We presently rely to a significant degree upon base salaries to hedge against uncertainty in the level of compensation available through performance-based cash and equity bonuses.  With the many changes faced by our business and our current business cycle, base salary compensation provides important stability for our named executive officers to offset uncertain incentive compensation. During fiscal 2008, we set the salary for Mr. Mann upon his hiring and increased the base salaries of Mr. Williams and Mr. Damgaard.  Mr. Mann’s base salary represents an increase over our prior Chief Executive Officer’s salary reflecting Mr. Mann’s experience and the inducement necessary for Mr. Mann to leave his then existing job and join Mediware.  Mr. Williams’ base salary was increased to bring it more closely in line with the other named executive officers. Mr. Damgaard’s base salary was increased in connection with his appointment as our Chief Operating Officer to reflect the additional duties and responsibilities he is expected to discharge in that position.  Messrs. Weber and Blay did not receive base salary increases in fiscal 2008, but their full-year fiscal 2008 base salaries exceeded their fiscal 2007 full-year base salaries due to raises awarded during fiscal 2007.  The Compensation Committee does not currently have plans to increase other base salary levels, and expects that over time, as Company performance improves, the value of incentive compensation will increase, and commensurately base salary will decrease as a percentage of overall named executive officer compensation.

Cash Bonus Compensation

The Compensation Committee uses cash bonus compensation to incentivize and reward the named executive officers for Company and personal performance in specified areas. In January 2008, the bonus objectives for the named executive officers for fiscal 2008 were approved after the full Board of Directors adopted the recommendations of the Compensation Committee regarding the Company’s overall compensation philosophy.  At the Compensation Committee’s request, the full executive team, including Mr. Mann, participated in the goal setting process but did not determine final target amounts.

Each named executive officer, except for Mr. Blay, has the opportunity under his employment agreement to earn up to 50% (except Mr. Mann, who has the opportunity to earn $175,000 or 49% of his current salary) of his annual base salary as an annual bonus under an annual bonus plan.  The Compensation Committee sets targets at levels that it believes are competitive with the market and intended to provide significant motivation to achieve our goals.  We consider both Company and personal performance because we believe this framework aligns most closely with our objective of delivering the fundamental financial performance that our shareholders desire. In addition, we believe this approach is helpful in fostering a sense of teamwork and common purpose among our management team. Final determination of the total amounts to be paid to named executive officers under the annual bonus plan may also be adjusted depending upon subjective evaluations by the Chief Executive Officer and the Compensation Committee.

In January 2008, the Compensation Committee set bonus criteria for all named executive officers under the bonus plan for fiscal 2008, with 70% of the target bonus provided for under each named executive officer’s employment agreement based on Company performance targets, 20% based on personal performance criteria and 10% based upon Company customer satisfaction as measured by a leading industry survey.  The Compensation Committee retained the ability to award, in its sole discretion, cash bonus compensation in excess of the target bonuses.  The bonus opportunity based on Company performance was dependent upon an earnings per share target of $.05 per share, a free cash flow1 target (excluding acquisitions) of $3,947,000 and a total revenue target of $38,038,000, each worth 33.33% (of the 70%).  There was no opportunity to earn any portion of this bonus for performance below these targets or any opportunity to earn in excess of the bonus target amounts for Company performance above performance targets.  The Compensation Committee chose earnings per share, free cash flow and revenue as performance criteria because, while there are many other factors that may be strong indicators of Company performance, the Committee believed these fundamental measures of performance, together with our growth prospects, are important determinants of the value investors ascribe to our stock.  Each of the Company’s financial performance targets were exceeded, but the Company failed to achieve the customer satisfaction results necessary for the named executive officers to receive their full cash bonus.  In addition, Messrs. Damgaard and Williams received a slight reduction in their cash bonus due to their inability achieve all of their personal bonus requirements, while Messrs. Mann and Weber achieved all of the activities necessary for them to receive the full payment.

1 Free cash flow is a non-GAAP measure that the Company defines as cash flows provided by operating activities, less cash flow used in investing activities.

Because Mr. Mann is new to our management team, we agreed to make portions of his annual bonus non-discretionary on a transitional basis.  Twenty percent of Mr. Mann’s bonus opportunity for fiscal 2008 was subject to the discretion of the Compensation Committee, while the Compensation Committee has sole discretion with respect to the payment of 80% of Mr. Mann’s bonus opportunity for fiscal 2009 and 100% of Mr. Mann’s bonus opportunity for fiscal 2010.  We believe that this transitional schedule provides Mr. Mann with immediate security for his income from Mediware compared with the income from his previous employer.  However, it also puts “at risk” a meaningful portion of cash compensation for fiscal 2008.  It also provides limited protection in fiscal 2009 and no assurance in subsequent fiscal years, which are years for which the Compensation Committee believes that Mr. Mann can have a greater impact on our financial results.  The bonus opportunities available to each of Messrs. Williams, Damgaard and Weber, each of whom has been with the company for more than four years, are solely in the discretion of the Compensation Committee.

Mr. Blay has the ability to earn a cash bonus of up to 65,000 pounds sterling per year, of which 35,000 pounds is based upon performance measures established each fiscal year, equally weighted between achieving quarterly revenue targets and operating income levels. The remaining portion of the annual bonus opportunity is a commission bonus paid monthly, based on a percentage of revenues generated by the UK operations in the preceding month.

Long-Term Equity Incentive Compensation

Mediware did not have a consistent practice as to the granting of equity incentive awards in the past.  Equity grants were historically determined largely by reference to previous grants to other executives of the Company and advice and analysis specific to each particular executive officer’s role within the Company.  Equity compensation historically consisted of a combination of stock options and restricted stock.  In October 2005, the Compensation Committee began to standardize restricted equity grants so that all new restricted stock grants had the same performance requirements.  Under these metrics, no performance shares vested in fiscal 2006 through fiscal 2008.  Up to all unvested performance shares can vest in fiscal 2009 if we achieve diluted earnings per share of $1.50 for fiscal 2009.  Performance shares representing 3.33% to 96.67% of the total grant would vest if we have diluted earnings per share from $1.20 to $1.49 for fiscal 2009.  All unvested performance shares would be forfeit upon the termination of employment and immediately vest upon an acquisition or sale of the Company and retirement, as determined by the Compensation Committee.  As the Company’s fully diluted earnings per share was $0.09 in fiscal 2008, the Committee does not expect these performance shares to vest in 2009.  The Committee therefore believes that these existing grants are not a meaningful portion of the compensation available to our named executive officers for fiscal 2009.  In fiscal 2008, the Compensation Committee determined to grant equity awards to named executive officers other than Mr. Blay with new standardized terms.

Each of the fiscal 2008 restricted stock grants contains a substantial performance element as well as a time-based element.  Grants made to Messrs. Mann, Williams and Weber each provide for 25% of the total number of restricted shares to be subject to time-based vesting, while a grant made to Mr. Damgaard subjects 50% of the total number of shares to time-based vesting. For each of these executive officers other than Mr. Mann, time-based vesting will be achieved in equal annual amounts over a three-year period through the 2010 fiscal year if the officer is employed through the vesting date.  The restricted shares granted to Mr. Mann that are subject to time based-vesting have been weighted such that 13% of the time-based restricted shares vested upon the filing of our Annual Report on Form 10-K for fiscal 2008, and 43.5% of the time-based restricted shares will vest upon the filing of our Annual Report on Form 10-K for each of fiscal 2009 and 2010.  Time-based weighting is heavier in subsequent years for Mr. Mann not only because he was not employed for a portion of fiscal 2008 but also because he was not employed during fiscal 2007 when substantial planning was conducted for fiscal 2008.  Accordingly, the number of restricted shares subject to time-based vesting in fiscal 2008 for each of the named executive officers other than Mr. Blay was as follows:

Name	Shares
Mann	3,750	(3)
Damgaard	7,500
Williams	2,083
Weber	2,083

(3) Mr. Mann’s restricted shares do not vest until the filing of our Annual Report on Form 10-K for fiscal 2008, which occurred in fiscal 2009.

The vesting of the remaining portion of restricted stock awards granted to each named executive officer other than Mr. Blay is subject to specified performance metrics relating to the earnings per share, free cash flow (excluding acquisitions) and total revenue targets previously identified.  Company performance targets were all achieved so all of the restricted stock awards tied to fiscal 2008 performance vested.  Accordingly, the number of restricted shares vesting for each of the named executive officers other than Mr. Blay based on fiscal 2008 performance was as follows:

Name	Shares
Mann	11,250
Damgaard	7,500
Williams	6,250
Weber	6,250

Any of the restricted shares granted that have not vested after fiscal 2010 will be forfeited, and all unvested restricted shares granted to any of the named executive officers will be forfeited upon the termination of that officer’s employment.

Stock option grants provide value only if the value of the stock increases after the time of the grant, and the Compensation Committee elected to grant options to the named executive officers that vest upon continued employment.  Upon his hiring in early fiscal 2008, Mr. Mann received options to purchase 100,000 shares of our common stock, which options vest over four years.  Also in fiscal 2008, in connection with his appointment as Chief Operating Officer, Mr. Damgaard received options to purchase 30,000 shares of our common stock, which options are scheduled to vest in equal installments over three years.  In connection with the Chief Executive Officer transition, Messrs. Weber and Williams were also granted 30,000 options which are scheduled to vest in equal installments over four years.

All Other Compensation and Perquisites

The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region.  Due to this philosophy, we have generally provided nominal benefits to executives that are not available to all full time employees and we plan to continue this approach in the future. However, in connection with his hiring, Mr. Mann was reimbursed $80,000 in relocation expenses.  Mr. Blay receives an annual car allowance and pension benefits that are not available to our other named executive officers.  The named executive officers, along with the Company’s other employees, also receive 401(k) matching contributions from the Company.  The Company’s matching payments are a function of each employee’s contributions to the 401(k) during the year and the employee’s base salary for that year.  The benefits offered in fiscal 2008 to the named executive officers will continue for fiscal 2009 and the perquisites received by the named executive officers in fiscal 2008 are reported in the Summary Compensation Table on page 17.

Stock Ownership Guidelines

The Compensation Committee considers the options and stock held by executives when making decisions to grant additional awards but has not adopted any stock ownership guidelines or requirements for executives.  The Committee does not presently consider such guidelines necessary as it believes that the principal goal of stock ownership guidelines is to ensure that executives substantially retain the equity interests they have been awarded to align their financial interests with stockholders generally.  The Company's executives currently have a limited number of in-the-money options and shares of stock not subject to restrictions owing to their relatively short tenure with the Company and the absence of vesting of performance shares over the last three years.  Furthermore, the performance-based elements of each executive's cash bonus compensation and long-term equity incentive compensation serve to align the financial interests of that executive with stockholders generally. The Committee expects any future sales to be limited notwithstanding the absence of guidelines as the Chairman of the Board has demonstrated by example his desire that directors and officers hold long term their equity interests in the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer and three other most highly compensated executive officers of the Company (but not including the chief financial officer)) to no more than $1 million.  However, qualifying performance-based compensation will not be subject to the Section 162(m) deduction limit if certain requirements are met.  Historically, Section 162(m) has not been a significant consideration for the Company.  Because the Company established its performance criteria for fiscal 2008 in January 2008, the Company will not qualify for any exemptions to Section 162(m) with respect to performance-based criteria for fiscal 2008.  However, none of the Company’s covered employees earned compensation in excess of $1 million in fiscal 2008.  The Compensation Committee expects that, in future years, some incentive compensation paid to the Company’s covered employees will likely qualify as performance-based compensation not subject to Section 162(m).

Accounting for Restricted Stock

Effective July 1, 2005 the Company adopted FAS 123R, using the modified prospective application method, which generally requires measurement of compensation cost for the Company’s restricted stock awards at fair value on the date of grant and recognition of compensation expense over the requisite service period for the awards, which is generally the vesting term.  Since the Company’s adoption of FAS 123R, the Compensation Committee has altered its equity compensation award practices due to associated accounting changes. Accordingly, the Compensation Committee began to use restricted stock in addition to options in awarding equity compensation. The Compensation Committee also began to utilize some performance-based vesting as the Company does not need to recognize expense for these awards unless and until the awards actually vest.  The Compensation Committee believes that restricted stock and performance based awards have accounting treatment that more closely resembles the economic impact to the shareholders receiving such awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for fiscal 2008.

Submitted by:

Richard Greco, Chairman
Roger Clark
Robert Sanville

Members of the Compensation Committee

EXECUTIVE OFFICERS

The executive officers of Mediware are as follows:

Lawrence Auriana, age 64, Chairman of the Board.  Mr. Auriana has been Chairman of the Board of Mediware since 1986 and a director since 1983.  He has been a Wall Street analyst, money manager and venture capitalist for over 20 years.  He is currently a director and Portfolio Co-Manager of Federated Kaufmann Fund.  He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.  Mr. Auriana serves on the Executive Committee of the Board of Directors.

Thomas Kelly Mann, age 49, Chief Executive Officer and President.  Mr. Mann jointed the Company in September 2007.  He brings 24 years of healthcare, technology and management experience to Mediware.  Prior to joining Mediware, from March 2007 to September 2007, Mr. Mann served as the Senior Vice President of Marketing for 3M Corporation’s Health Information Systems, Inc.   Prior to that time, Mr. Mann served as the Division’s National Sales and Marketing Director from 2003 to 2007 and from 2001 to 2003, he was the Division’s Six Sigma Master Black Belt.

Mark B. Williams, age 38, Chief Financial Officer.  Mr. Williams joined Mediware as the Corporate Controller in February 2004, served as the Acting Chief Accounting Officer from June 2006 to December 2006, and began serving as the Chief Financial Officer in December 2006. Mr. Williams co-founded Primera Financial Services, LLC, a consulting firm for small businesses, where he was president from March 2003 to February 2004.  Mr. Williams also served as the Controller for Xact Duplicating Services, Inc., a document reproduction and imaging company from December 2001 to March 2003.  Mr. Williams’ prior work experience includes almost nine years of public accounting experience, including serving as an Audit Manager for Ernst & Young LLP.  Mr. Williams earned his B.S. degree in Accounting from Wichita State University.  Mr. Williams is a CPA and a member of the American Institute of Certified Public Accountants.

Robert C. Weber, age 37, Senior Vice-President, Chief Legal Officer, General Counsel and Secretary.  Mr. Weber joined Mediware in January 2004.  Prior to joining Mediware, he was corporate counsel of Epic Systems, a private medical records software company, from 2002 to 2004.  Mr. Weber served with domestic and international law firms, most recently in the Chicago office of Skadden, Arps, Slate, Meagher & Flom from 2000 to 2002, where he specialized in asset and stock sale agreements and private equity investments.  Mr. Weber also worked at Jenner & Block from 1996 to 2000.  He earned his B.A. degree with distinction at the University of Wisconsin and a J.D. degree at the University of Wisconsin School of Law, where he graduated Cum Laude.

John Damgaard, age 39, Senior Vice President and Chief Operating Officer.  On June 29, 2007, Mr. Damgaard became the Chief Operating Officer of Mediware. Prior to that time, Mr. Damgaard served as Vice President and General Manager of Mediware’s Blood Management Division since March 26, 2006 after having joined Mediware on March 3, 2003 to serve as chief operating officer of the Company’s Blood Management Division.  From 1997 to 2003, Mr. Damgaard served as Vice President of Operations and Principal with CGN and Associates, Inc. (“CGN”), a professional services firm providing business performance improvement services to large healthcare, financial services, and manufacturing clients.  Prior to CGN, Mr. Damgaard held various management and technical positions within Maytag Corporation and IBM.  Mr. Damgaard earned an MBA with distinction from Bradley University as well as a Bachelor of Arts in Mathematics and Computer Science from the University of Northern Iowa, as a Presidential Scholar.

Robert Tysall-Blay, age 51, Chief Executive of JAC Computer Services Ltd. Mr. Blay joined Mediware in June 2003.  Mr. Blay has extensive experience in the healthcare field, including 10 years in medical lab science within the UK’s National Health Service, and 20 years in sales and marketing of healthcare IT systems.  In 1993, Mr. Blay joined Misys Healthcare Systems International (formerly Sunquest Information Systems) where he worked in positions of increasing responsibility until May 2003. Mr. Blay served as the sales and marketing manager during 2002 and as the UK managing director in 2003.  Working primarily for US-based companies, he gained healthcare experience in seven countries including the US, UK, Germany, France, Denmark and the Middle East.  His healthcare IT experience includes the areas of lab, radiology, PACS, pharmacy, decision support and electronic patient record systems.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by Mediware to, or earned by, our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers for the fiscal year ended June 30, 2008 and 2007.  Mr. Mann began serving as Chief Executive Officer and President on September 4, 2007 and was not employed by Mediware prior to that date.  Mr. Burgess served as Chief Executive Officer and President throughout fiscal 2007 and in fiscal 2008 until September 3, 2007.  Mr. Damgaard was appointed Senior Vice President and Chief Operating Officer on June 29, 2007; he was Vice President and General Manager of Mediware’s Blood Management Division for the remainder of 2007.  Mr. Williams was appointed Chief Financial Officer in December 2006; he was acting Chief Accounting Officer for the remainder of fiscal year 2007.  Due to the extra responsibilities each assumed during the CEO transition, Messrs. Williams, Weber and Damgaard were each granted a special bonus by the Compensation Committee for fiscal 2007 equal to 15% of their respective base salaries.  Regular incentive compensation for all named executive officers is reflected as Non-Equity Incentive Plan Compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

T. Kelly Mann	2008	296,308	--	139,588	111,004	131,459		82,356	(2)	760,715
President and Chief	2007	--	--	--	--	--		--		--
Executive Officer

Mark B. Williams	2008	189,135	--	42,530	11,858	90,446		3,984	(3)	337,952
Chief Financial Officer	2007	153,461	17,450	--	58,345	132,350		2,906	(3)	364,512

John Damgaard	2008	225,173	--	140,892	52,242	100,851		4,018	(4)	523,177
Senior Vice President and	2007	180,865	22,500	--	3,500	122,500		4,868	(4)	334,233
Chief Operating Officer

Robert C. Weber	2008	210,004	--	42,530	11,858	96,228		15,345	(5)	375,965
Senior Vice President,	2007	198,288	21,000	--	22,123	115,500		2,537	(5)	359,448
Chief Legal Officer and
General Counsel

Robert Tysall-Blay (6)	2008	205,318	--	--	--	87,420		64,941	(7)	357,679
Chief Executive of JAC	2007	179,449	--	--	--	63,792		59,029	(7)	302,270
Computer Services Ltd.

James F. Burgess	2008	73,538	--	--	--	--		1,418	(8)	74,957
Former President and	2007	325,000	--	--	222,322	87,500	(9)	40,167	(8)	674,989
Chief Executive Officer

(1)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year indicated, in accordance with FAS 123R, of stock option and restricted common stock grants pursuant to the 2003 Equity Incentive Plan and thus may include amounts from stock options and restricted stock granted in the current and prior fiscal years indicated.  Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for the relevant assumptions used to determine the valuation of our equity compensation awards.

(2)
Mr. Mann received contributions to Mediware’s 401(k) plan of $2,188 and company-paid life insurance premiums of $168 during fiscal 2008.  Additionally, Mr. Mann received $80,000 in reimbursed moving expenses.

(3)	Mr. Williams received contributions to Mediware’s 401(k) plan of $3,816 and $2,738 and company-paid life insurance premiums of $168 and $168 during fiscal 2008 and 2007, respectively.
(4)	Mr. Damgaard received contributions to Mediware’s 401(k) plan of $3,850 and $4,700 and company-paid life insurance premiums of $168 and $168 during fiscal 2008 and 2007, respectively.

(5)
Mr. Weber received contributions to Mediware’s 401(k) plan of $4,277 and $2,369 and company-paid life insurance premiums of $168 and $168 during fiscal 2008 and 2007, respectively.  Mr. Weber also received a cash payment of $10,900 during fiscal 2008 relating to the payout of excess accrued vacation, pursuant to a change in the Company’s vacation policy.

(6)	Mr. Blay’s compensation is paid in pounds sterling and has been converted into U.S. dollars using an exchange rate of 2.00 and 1.99 for fiscal 2008 and 2007, respectively.
(7)
Mr. Blay received aggregate contributions to JAC’s pension plan of $44,897 and $39,185 for National Insurance during fiscal 2008 and 2007, respectively.  Mr. Blay also received a car allowance of $20,044 and $19,844 during fiscal 2008 and 2007, respectively.

(8)
Mr. Burgess received contributions to Mediware’s 401(k) plan of $1,250 and $4,373 and company-paid life insurance premiums of $168 and $168 during fiscal 2008 and 2007, respectively.  Additionally, Mr. Burgess received $35,626 in reimbursed moving expenses in fiscal 2007.

(9)	Mr. Burgess forfeited all of his stock options in connection with his resignation on September 3, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information concerning cash incentive awards payable to, and grants of restricted stock and options to purchase common stock of Mediware for, the named executive officers.

		Estimated Possible Future Payouts under Non-Equity Incentive Plan Awards			Estimated Possible Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (2)
T. Kelly Mann	--	--	175,000	175,000	--		--		--		--		--		--
	9/4/07	--	--	--	3,750	(3)	11,250	(3)	86,250	(3)	28,750	(3)	--		--
	9/4/07	--	--	--	--		--		--		--		100,000	(4)	$6.85

Mark Williams	--	--	100,000	100,000	--		--		--		--		--		--
	2/15/08	--	--	--	2,083	(5)	6,250	(5)	18,750	(5)	6,250	(5)	--		--
	1/31/08	--	--	--	--		--		--		--		30,000	(4)	$6.88

John Damgaard	--	--	112,500	112,500	--		--		--		--		--		--
	8/2/07	--	--	--	2,500	(6)	7,500	(6)	22,500	(6)	22,500	(7)	--		--
	8/2/07	--	--	--	--		--		--		--		30,000	(7)	$7.18
	3/25/08	--	--	--	--		--		--		--		25,000	(4)	$6.51

Robert C. Weber	--	--	105,000	105,000	--		--		--		--		--		--
	1/31/08	--	--	--	--		--		--		--		30,000	(4)	$6.88
	2/15/08	--	--	--	2,083	(8)	6,250	(8)	18,750	(8)	6,250	(8)	--		--

Robert Tysall-Blay(9)	--	--	16,035	16,035	--		--		--		--		--		--

James F. Burgess	--	--	--	--	--		--		--		--		--		--

(1)	Elements of the non-equity incentive plan awards available to our named executive officers are discussed in detail in the Compensation Discussion and Analysis.
(2)	The exercise price is generally equal to the closing fair market value of our common stock on the date of grant.
(3)
These shares were the subject of a grant of restricted stock, the vesting of which is based 25% on Mr. Mann's continued employment and 75% on performance requirements.  The restricted shares based on continued employment will vest on the filing of the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010, provided that Mr. Mann is employed on those dates.  The number of shares that so vest is 3,750 for the Annual Report on Form 10-K for fiscal year ended June 30, 2008 and 12,500 for the Annual Report on Form 10K for each fiscal year ended June 30, 2009 and 2010.   The remaining 75% of the restricted shares vest only upon achievement of certain performance requirements for each fiscal year ended June 30, 2008, 2009 and 2010.  The number of shares that so vest is 11,250 for fiscal year ended June 20, 2008 and 37,500 for fiscal years ended June 30, 2009 and 2010.  The restricted stock scheduled to vest in connection with the filing of the Annual Report on Form 10-K for fiscal year 2008 vested on September 3, 2008.

(4)	Options vest in four equal installments on the anniversaries of the grant date.
(5)
The subject shares of restricted stock vest only if Mediware meets certain diluted earnings per share targets in fiscal 2008 or 2009.  Amounts reported as Target reflect the maximum number of shares that could vest under the award in respect of fiscal 2008 and amounts reported as Maximum reflect the number of shares that could vest in the aggregate.  All unvested shares are forfeited upon termination of employment or if the shares are not vested after fiscal 2009.

(6)
The shares were the subject of a grant of restricted stock.  Of these shares, 7,500 vest on each of the first three anniversaries of June 29, 2007, The remaining shares will vest 7,500 each upon achievement of certain performance criteria determined by the Chief Executive Officer and the Compensation Committee of the Board of Directors of Mediware on the first three anniversaries of June 29, 2007.  All unvested shares are forfeited upon termination of Mr. Damgaard’s' employment or if the shares are not vested after 2010 fiscal year end.

(7)	Options vest in three equal installments on the anniversaries of the grant date.
(8)
The shares were the subject of a grant of restricted stock, 2,083 shares of which vest on each of June 30, 2008 and June 30, 2009 and 2,084 shares of which vest on June 30, 2010 subject, in each case, to Mr. Weber’s continued employment.  6,250 shares vest for each of fiscal years 2008, 2009, and 2010 upon achievement of certain performance requirements. The restricted stock scheduled to vest in connection with the filing of the Annual Report on Form 10-K for fiscal year 2008 vested on September 3, 2008.

(9)	Mr. Blay's compensation is payable in pounds sterling and has been converted into U.S. dollars using an exchange rate of 2.0.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as of June 30, 2008 regarding outstanding awards that have been granted but have not been exercised, in the case of options, or have not vested, in the case of restricted stock by the named executive officers.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)

T. Kelly Mann	--	100,000	$6.85	9/4/2012(3)	--	--
	--	--	--		28,750	168,187	86,250	(4)	504,562

Mark Williams	15,000	--	$13.76	5/21/2014(5)	--	--	--		--
	15,000	--	$10.89	6/26/2010(6)	--	--	--		--
	25,000	--	$8.55	2/6/2011(7)	--	--	--		--
	--	30,000	$6.88	1/31/2013(8)	--	--	--		--
	--	--	--	--	--	--	25,000	(9)	146,250
	--	--	--	--	4,167	24,376	18,750	(4)	109,687

John Damgaard	20,000	--	$10.89	6/26/2010(6)	--	--	--		--
	10,000	20,000	$7.18	6/29/2017(10)	--	--	--		--
	--	25,000	$6.51	2/13/2013(11)	--	--	--		--
	--	--	--	--	--	--	20,000	(9)	117,000
	--	--	--	--	15,000	87,750	15,000	(4)	87,750

Robert C. Weber	30,000	--	$13.73	1/26/2014(5)	--	--	--		--
	30,000	--	$12.16	5/26/2010(6)	--	--	--		--
	10,000	--	$8.08	11/3/2011(7)	--	--	--		--
	--	30,000	$6.88	1/31/2013(8)	--	--	--		--
	--	--	--	--	--	--	20,000	(9)	117,000
	--	--	--	--	4,167	24,376	18,750	(4)	109,687

Robert Tysall-Blay	10,000	--	$10.89	6/26/2010(6)	--	--	--		--

James F. Burgess(12)	--	--	--	--	--	--	--		--

(1)
During fiscal year 2007, the vesting of certain outstanding and unvested stock options accelerated, pursuant to the terms of the 2003 Equity Incentive Plan, upon the acquisition by a third party of more than twenty percent of Mediware's common stock.

(2)
The dollar amounts shown in this column are approximately equal to the product of the number of unvested restricted shares reported in the preceding column multiplied by $5.85, the closing price of our common stock as reported by Nasdaq on June 30, 2008, the last trading day of the fiscal year.  This valuation does not take into account any diminution in value that results from the restrictions applicable to these shares.

(3)	Options vest in four equal annual installments beginning on September 4, 2008.

(4)
Restricted stock vests upon filing of the Annual Report on Form 10-K for fiscal 2008, 2009 and 2010 upon the achievement of certain performance criteria.  The restricted stock scheduled to vest in connection with the filing of the Annual Report on Form 10-K for fiscal year 2008 vested on September 3, 2008.

(5)	Option fully vested on April 6, 2005 upon amendment of the grant agreement.
(6)	Option fully vested upon grant.
(7)	Option was scheduled to vest in equal installments on the first four anniversaries following the date of grant but vesting was accelerated as described in Note (1).
(8)	Options to purchase 7,500 shares vest on January 31, 2009, the remaining vest ratably in 2010, 2011 and 2012.
(9)	Restricted stock vests in fiscal 2009 only if Mediware achieves certain performance goals.
(10)	Options vest in three equal installments annually beginning June 29, 2008.
(11)	Options vest in four equal installments annually beginning February 13, 2009.
(12)	All options and shares of restricted stock were forfeited upon termination of Mr. Burgess’s employment with Mediware effective September 4, 2007.

Option Exercises and Stock Vested

In fiscal 2008, no options were exercised by the named executive officers and an aggregate of 19,166 shares of restricted stock held by the named executive officers vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

T. Kelly Mann	--	--	--	--
	--	--	--	--
John Damgaard	--	--	15,000	87,600
Mark Williams	--	--	2,083	12,164
Robert C. Weber	--	--	2,083	12,164
Robert Tysell-Blay	--	--	--	--
James F. Burgess	--	--	--	--

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of June 30, 2008.  As is more fully described below, the named executive officers have each entered into an employment agreement with Mediware (each, an “Employment Agreement”), each of which provides for payments and benefits to a terminating executive officer in certain circumstances or following an involuntary termination in connection with a change of control of Mediware.  Additionally, most of our named executive officers have been granted shares of restricted stock under our 2003 Equity Incentive Plan.  If Mediware experiences a Change in Control, some of these shares may terminate and the officers will instead receive a cash payment.  Except for the payments and benefits provided by the Employment Agreements and under our 2003 Equity Incentive Plan, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of Mediware.  For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $5.85, which was the closing price of our stock on June 30, 2008, the last trading day of the fiscal year.

Summary of Termination Benefits

Name	Event	Cash Severance Payment ($)(1)	Continuation of Health Insurance ($)(2)	Acceleration of Equity Awards ($)	Total ($)

T. Kelly Mann
	Involuntary termination without cause	360,000	14,876	--	374,876
	Voluntary termination for good reason	360,000	14,876	--	374,876
	Change in Control	--	--	(3)	(3)
	Involuntary termination after change of control	360,000	14,876	(3)	374,876
Mark Williams
	Involuntary termination without cause	50,000	3,719	--	53,719
	Change in Control	--	--	(3)	(3)
	Involuntary termination after change of control	100,000	7,438	(3)	107,438
	Retirement	--	--	280,313	280,313

John Damgaard	Involuntary termination without cause	112,500	7,438	--	119,938
	Change in Control	--	--	(3)	(3)
	Involuntary termination after change of control	112,500	7,438	(3)	119,938
	Retirement	--	--	292,500	292,500

Robert C. Weber (4)
	Involuntary termination without cause(5)	55,226	3,719	--	58,945
	Change in Control	--	--	(3)	(3)
	Involuntary termination after change of control(5)	110,452	7,438	(3)	117,890
	Retirement	--	--	251,063	251,063

Robert Tysall-Blay(6)	--	--	--	--	--

James F. Burgess(7)	--	--	--	--	--

(1)
Cash Severance Payment is the amount of the named executive officer’s base salary that would have been paid for a specified period after the date of the named executive officer’s termination of employment if the termination had not occurred, provided that the specified period will terminate early if the officer becomes employed by a successor employer.  With respect to Mr. Burgess, the specified period in each of the stated scenarios is six months.  With respect to Mr. Damgaard, the specified period upon an involuntary termination without cause and upon an involuntary termination by a third party due to a change in control is six months.  With respect to Messrs. Williams and Weber, the specified period after an involuntary termination without cause is three months, and the specified period after an involuntary termination by a third party due to a change of control is six months.

(2)
In certain of the stated scenarios, the named executive officers are entitled to have Mediware continue to pay for their health insurance coverage for a specified period after the officer’s termination of employment.  Each specified period is of the same duration as the specified periods described in Footnote 1, and will likewise terminate early if the officer becomes employed by a successor employer.

(3)
Upon a change in control of Mediware, any unvested restricted stock held by each named executive officer shall terminate and the officer shall be paid a cash amount per share equal to two times the difference between the price per share paid by the acquiror and the fair market value of officer’s shares on the date of grant.  As a result, if the named executive officer then experiences an involuntary termination of employment after the change in control event, the officer will not hold any restricted stock on the date of termination that otherwise may have accelerated if the change of control event had not occurred.

(4)
If a third party involved in a change of control of Mediware requests that Mr. Weber continue to provide services to Mediware or the third party in exchange for equal or greater compensation, then Mr. Weber must provide such services for at least 90 days (unless he is earlier terminated by the third party without cause) to be eligible for the benefits granted by his Employment Agreement upon an involuntary termination by a third party due to a change of control.

(5)	Mr. Weber’s benefits are payable only to the extent that Mediware does not provide him with notice at least 90 days prior to his termination.
(6)	Mr. Blay’s Employment Agreement does not provide for any payments upon termination or upon a change of control.
(7)	Mr. Burgess resigned effective September 4, 2007. Mr. Burgess received no cash severance payments or continuation of health insurance, and he forfeited all outstanding equity awards.

Employment Agreements.  Named executive officers are entitled to payments or benefits as a result of a termination of employment, the occurrence of a change in control or as a result of a termination of employment in connection with a change in control only if provided in their Employment Agreements or in accordance with the terms of Mediware’s 2003 Equity Incentive Plan.

In the case of a termination of employment by the Company without “cause,” Messrs. Williams and Weber will be entitled to receive their respective base salaries at the highest rate in effect during the employment period and continuation of health insurance for the three-month period following termination of employment, and Mr. Damgaard will entitled to receive his base salary at the highest rate in effect during the employment period and continuation of health insurance for the six-month period following termination of employment. Mr. Mann will be entitled to receive his base salary at the highest rate in effect during the employment period and continuation of health insurance for the twelve-month period following termination of employment . No other payments or benefits will be due to the named executive officers pursuant to their Employment Agreements in connection with a termination without cause. Under the Employment Agreements, “cause” is defined as (i) Executive’s willful failure to follow the Board’s directions; (ii) willful engagement by the officer which is injurious to Mediware; (iii) a conviction, a plea of “no contest” or guilty, or confession to a felony or an act of fraud, embezzlement or misappropriation; (iv) the officer’s habitual drunkenness or substance abuse; (v) the officer’s material breach of his Employment Agreement; or (vi) an act of gross neglect or gross misconduct.

If Mediware experiences a change of control with a third party, any unvested restricted stock held by Messrs. Mann, Williams, Weber and Damgaard will terminate, and each officer will be paid a cash amount per share equal to two times the difference between the price per share paid by the third party and the fair market value of the officer’s shares on the date of grant.  Under the Employment Agreements, “change of control” is defined as; (i) the redemption by Mediware or the acquisition by another party of a majority of the common stock; (ii) the exchange of a majority of Mediware’s common stock for equity interests of another entity; (iii) the acquisition of a majority of Mediware’s assets by a third party; or (iv) a merger or consolidation with another entity where Mediware’s shareholders do not continue to own at least 25% of voting power of the combined entity.

If the third party involved in a change of control of Mediware terminates certain of the named executive officers due to the change of control, pursuant to their respective Employment Agreements the named executive officers will be entitled to receive benefits as follows: Mr. Mann will receive the same Cash Severance Benefit (as described in Footnote 1 of the table entitled Potential Payments Upon Termination or Change in Control) and Continuation of Health Insurance (as described in Footnote 2 of the table entitled Potential Payments Upon Termination or Change in Control) as if each was involuntarily terminated without cause.  Messrs. Damgaard and Williams will each receive Cash Severance Benefits and Continuation of Health Insurance as if each was involuntarily terminated without cause, except that the specified period will be six months.  Mr. Weber will receive Cash Severance Benefits and Continuation of Health Insurance for a specified period of six months, subject to the restriction described in Footnote 4 of the table entitled Potential Payments Upon Termination or Change in Control.

Mr. Mann is the only named executive officer who is entitled to severance benefits if he terminates his employment with the Company for good reason. Under his Employment Agreement, “good reason” is defined as: (i) a significant decrease in responsibility; (ii) a significant reduction in the executive’s salary; or (iii) a change of control in Mediware.

All of Messrs. Mann, Williams, Weber, Damgaard and Blay have agreed to restrictive covenants in their respective Employment Agreements. In exchange for entering into the Employment Agreements, Messrs. Mann, Williams and Damgaard agree to be bound by a one-year restrictive covenant (shortened to six-months if Mediware terminates the officer’s employment without cause or the officer terminates his employment for good reason), under which the officer will not be connected with any business which competes with Mediware or its affiliates in the United States, Canada, the United Kingdom or any place where similar business is conducted. Mr. Weber agrees to be bound by a restrictive covenant with the same terms, except that Mr. Weber’s covenant will last for one year, unless (i) Mr. Weber is terminated without cause, in which case the covenant will only be effective while Mediware pays Mr. Weber under his Employment Agreement, or (ii) Mediware terminates his Employment Agreement by non-renewal, in which case the covenant will terminate with Mr. Weber’s employment.  Mr. Blay agrees to be bound by a restrictive covenant under which, for a period of one-year after his termination of employment, Mr. Blay will not (i) accept employment with any competitor of Mediware and any client or customer of Mediware with whom he had dealings during the six months before his termination, or (ii) solicit any of Mediware’s employees or any client or customer of Mediware with whom he had dealings during the six months before his termination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2008, based upon an examination of the public filings, all of Mediware’s officers, directors and ten percent shareholders timely filed reports on Form 3 and Form 4 except as follows: Mr. Mann failed to file a timely Form 4 related to a grant of options and restricted shares; Messrs. Weber and Williams each had one filing on Form 4 that was not timely filed, each of which was related to a grant of options and restricted shares; Mr. Coelho failed to file a Form 3 upon becoming a director of Mediware; Messrs. Auriana, Clark, Coelho, Gorman, Greco, Nordlicht and Sanville each failed to file a timely Form 4, each of which was related to a grant of restricted shares.  Peninsula Master Fund, Ltd. had one filing on Form 4 that was not timely filed related to a sale of shares of common stock; and J. Carlo Cannell had one filing on Form 4 that was not timely filed related to the purchase of shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Mediware’s common stock as of September 30, 2008 by (i) each person who is known by Mediware to beneficially own more than 5% of Mediware’s Common Stock, (ii) each of the individuals named in the “Summary Compensation Table,” (iii) each current director and the director nominees of Mediware, and (iv) all directors and executive officers as a group.

	Amount of Common Stock Beneficially Owned
	Number		Percentage
	of Shares(1)		Ownership(1)

Bank of America Corporation(2)	418,600	(2)	5.5%
Bares Capital Management(3)	732,700	(3)	9.6%
Cannell Capital(4)	761,358	(4)	9.9%
Constellation Software Inc. (5)	1,056,565	(5)	13.8%
Peninsula Capital Management, Inc. (6)	730,652	(6)	9.5%

Lawrence Auriana(7)	2,465,026	(7)	31.7%
Roger Clark(8)	57,698	(8)	*
Phil Coelho(9)	17,627	(9)	*
John Gorman(10)	79,101	(10)	1.0%
Richard Greco(11)	1,505	(11)	*
Ira Nordlicht(12)	10,701	(12)	*
Robert Sanville(13)	33,451	(13)	*
T. Kelly Mann(14)	140,000	(14)	1.8%
Mark Williams(15)	105,000	(15)	1.4%
John Damgaard(16)	95,000	(16)	1.2%
Rob Weber(17)	115,000	(17)	1.5%
Robert Tysall-Blay(18)	10,000	(18)	*
James F. Burgess	--		*

All directors and executive officers as a group(19)	3,130,109	(19)	37.6%

* less than 1%

(1)
Based on the number of shares outstanding at September 30, 2008, plus, for each person or group, shares which may be acquired by the shareholder(s) upon exercise of options that are currently exercisable or become exercisable within 60 days of September 30, 2008.

(2)
Includes securities beneficially owned by Bank of America Corporation, NB Holdings Corporation, Bank of America National Association, Columbia Management Group, LLC, and Columbia Management Advisors, LLC.  The address for each of these entities is 100 North Tryon Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. The foregoing information is based solely upon a Schedule 13G/A filed on February 7, 2008.

(3)	The address for this entity is 221 W. 6th Street, Suite 1225, Austin, TX 78701. The foregoing information is based solely upon a Schedule 13G/A filed on February 15, 2008.
(4)	The address for this filing person is P.O. Box 3459, 240 E. Delaney Avenue, Jackson, WY 83001. Includes securities beneficially owned by Anegada Master Fund Limited ("Anegada"), Tristan Partners, L.P.

("Tristan") and Tonga Partners, L.P. ("Tonga," and collectively with Anegada and Tristan, the "Funds").  Cannell Capital LLC acts as the investment  adviser to Anegada, and is the general partner of and investment adviser to Tristan and Tonga. Mr. J. Carlo Cannell is the sole managing member of Cannell Capital LLC.  The foregoing information is based solely upon disclosure contained in a Schedule 13D filed February 7, 2008.

(5)
The address for this entity is 20 Adelaide Street East, Suite 1200, Toronto, Ontario M5C 2T6.  The foregoing information is based solely upon disclosures contained in a Schedule 13D/A filed May 20, 2008.

(6)
Includes securities to be beneficially owned by Peninsula Capital Management LP, the investment manager of Peninsula Master Fund, Ltd., and Scott Bedford, the President of Peninsula Capital Management LP.  The address for these persons and entities is 235 Pine Street, Suite 1600, San Francisco, CA 94104.  The foregoing information is based solely upon disclosures contained in a Schedule 13G filed on January 23, 2008.

(7)
Includes options for 112,500 shares which are exercisable or become exercisable within 60 days after September 30, 2008.  The shares of common stock owned by Mr. Auriana are held in a discretionary account at Sandgrain Securities, Inc.  Mr. Auriana retains sole voting power over all such shares but has no investment power, including the power to dispose, or to direct the disposition of, any such shares. The foregoing information is based in part upon disclosures contained in a Schedule 13D/A filed March 5, 2008, which states that Mr. Auriana is the beneficial owner of 2,474,321 shares of Company common stock.  The address for Mr. Auriana is 145 East 45th Street, 43rd Floor, New York, NY 10012.

(8)
Includes options for 42,500 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  The address for Mr. Clark is 330 Elm Street, Unit 1, New Canaan, CT 06840.

(9)
Includes options for 17,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  The address for Mr. Coelho is c/o PHC Medical Inc., 1550 12th Avenue, Sacramento, CA 95818.

(10)
Includes options for 42,500 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  As of September 30, 2008, shares owned by Dr. Gorman have been pledged as collateral for amounts advanced to Dr. Gorman through a brokerage margin account.  The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

(11)	The address for Mr. Greco is 488 Madison Avenue, 8th Floor, New York, NY 10022.
(12)	The address for Mr. Nordlicht is 800 Westchester Avenue, Suite S606, Rye Brook, NY 10573.
(13)
Includes options for 29,750 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  As of September 30, 2008, shares owned by Mr. Sanville have been pledged as collateral for amounts advanced to Mr. Sanville through a brokerage margin account.  The address for Mr. Sanville is 1514 Old York Road, Abington, PA 19001.

(14)
Includes options for 25,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  Additionally, includes 100,000 shares of restricted stock which will vest based upon Mr. Mann’s continued employment and achievement of certain performance requirements in fiscal 2009 and 2010.  The address for Mr. Mann is 11711 W. 79th Street, Lenexa, KS 66214.

(15)
Includes options for 55,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  Additionally, includes 25,000 shares of restricted stock that will vest in fiscal 2009 only if Mediware achieves certain performance goals and 16,667 shares of restricted stock that will vest based upon Mr. Williams’ continued employment and achievement of certain performance metrics in fiscal 2009 and 2010. The address for Mr. Williams is 11711 W. 79th Street, Lenexa, KS 66214.

(16)
Includes options for 30,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  Additionally, includes 50,000 shares of restricted stock, 20,000 shares of which will vest in fiscal 2009 only if Mediware achieves certain performance goals and 30,000 shares of which will vest based upon Mr. Damgaard’s continued employment and achievement of certain performance metrics in fiscal 2009 and 2010.  The address for Mr. Damgaard is 1900 Spring Rd., Suite 450, Oak Brook, IL 60523.

(17)
Includes options for 70,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  Additionally, includes 20,000 shares of restricted stock that will vest in fiscal 2009 only if Mediware achieves certain performance goals and 16,667 shares of restricted stock that will vest based upon Mr. Weber’s continued employment and achievement of certain performance metrics in fiscal 2009 and 2010.  The address for Mr. Weber is 1900 Spring Rd., Suite 450, Oak Brook, IL 60523.

(18)
Includes options for 10,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2008.  The address for Mr. Blay is 1 Aurum Court, Sylvan Way, Basildon, Essex SS156TH UK.

(19)	Includes options for 662,584 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007. This group is comprised of 13 persons.

PROPOSAL ONE

ELECTION OF DIRECTORS

Mediware’s Board of Directors is comprised of eight members.  The Board is divided into three classes, with one class standing for election each year for a three-year term.  Vacancies filled by the Board are subject to approval at the next annual meeting of shareholders even if the class so filled does not stand for election at the annual meeting.

At the Annual Meeting, three Class II directors are to be elected to hold office for a three-year term until the Annual Meeting following the 2011 fiscal year and until their successors have been elected and qualified.  Mr. Coelho, Mr. Nordlicht and Mr. Mann are Class II directors whose term expires this year. Mr. Nordlicht is currently on the Executive Committee of the Board of Directors of Mediware.  It is expected that Mr. Nordlicht will continue to serve on the Executive Committee if he is re-elected as a director at the Annual Meeting.  Mr. T. Kelly Mann is the Chief Executive Officer and President of Mediware.  Mr. Coelho was recently elected director to fill a vacancy on the Board of Directors of Mediware.

The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director.  Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below.  If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person’s place.

The information about the nominees and the present directors of Mediware, and their security ownership, has been furnished by them to Mediware.  There are no family relationships between any of the directors or nominees.

Certain information with respect to the three nominees is as follows:

Class II Directors

Philip H. Coelho, age 64, rejoined Mediware as a director in May 2008. Mr. Coelho originally joined Mediware’s Board of Directors in December 2001 where he served until July 2006.  Mr. Coelho currently is President and CEO of PHC Medical, Inc, a firm researching improved methods of isolating clinically important stem cells for therapeutic use.  From August 2007 through May 2008, Mr. Coelho served as the Chief Technology Architect of ThermoGenesis Corp.  From 1989 through July 30, 2007, he was Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 though 1989.  Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for over 30 years.  He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982.  Mr. Coelho is a member of the Society of Cryobiology and is the inventor or co-inventor of twenty-five patents in the fields of cell cryobiology, robotics, thermal processing of blood products and isolation of enzymes from blood.  Mr. Coelho currently also serves as a member of the Board of Directors of Catalyst Pharmaceuticals Partners, Inc. Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis.

T. Kelly Mann, age 49, has been a director since September 4, 2007 when he joined Mediware as its President and Chief Executive Officer.  Mr. Mann has over 24 years of healthcare, technology and management experience.  Prior to joining Mediware, from March 2007 to September 2007, Mr. Mann served as the Senior Vice President of Marketing for 3M Corporation’s Health Information Systems, Inc.  Prior to that Mr. Mann served as the Division’s National Sales and Marketing Director from 2003 to 2007 and from 2001 to 2003, he was the Division’s Six Sigma Master Black Belt.

Ira S. Nordlicht, age 59, has been a director since August 30, 2006.  Mr. Nordlicht has been a practicing attorney since 1972.  Mr. Nordlicht founded the law firm of Nordlicht & Hand in 1987 and has continued his practice at such firm to date.  Mr. Nordlicht was a partner at the law firm Holtzmann, Wise & Shepard from 1979 to 1987.  Mr. Nordlicht held a number of positions with the U.S. Senate Committee on Foreign Relations from 1975 to 1979.  From 1972 to 1975 Mr. Nordlicht was a Senior Trial Attorney at the Federal Trade Commission.  Mr. Nordlicht has served since 2000 as Chief Executive Officer, President and a director of Alfa Wassermann, Inc., a privately-held diagnostics, separations and proteomics company, and is a Director of affiliated companies of Alfa Wassermann, Inc. as well as of Advanced Resources International, Inc., a privately-held oil and gas consulting company.  Mr. Nordlicht received a B.A. degree from Harpur College and a J.D. from New York University School of Law.  Mr. Nordlicht serves on the Executive Committee.

Class I Directors
(Term Expires at the Annual Meeting Following the 2010 Fiscal Year)

Lawrence Auriana, age 64, Chairman of the Board.  Mr. Auriana has been Chairman of the Board of Mediware since 1986 and a director since 1983.  He has been a Wall Street analyst, money manager and venture capitalist for over 20 years.  Since 1986, he has been Chairman, a director and Portfolio Co-Manager of Federated Kaufmann Fund.  He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.  Mr. Auriana serves on the Executive Committee.

Roger Clark, age 74, has been a director since 1983.  From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation.  In 1987, he became self-employed as a micro-computer consultant and programmer.  In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which was based in New Canaan, Connecticut.  Mr. Clark acquired full ownership on the death of his partner in late 2002 and sold the business in July 2003.  Mr. Clark is the author of seven books on micro-computing and is currently retired.  Mr. Clark serves on the Audit Committee and the Compensation Committee.

Robert F. Sanville, age 65, has been a director since November 2002.  Mr. Sanville has over thirty-five years of experience in public accounting.  He is a principal of Sanville & Company, an accounting firm based in Abington, Pennsylvania.  Prior to forming Sanville & Company, he was a partner for seventeen years in the Philadelphia accounting firm of Livingston, Montgomery & Sheldon.  Mr. Sanville has an extensive background in providing audit, tax and management advisory services to the securities and investment company industries.  Mr. Sanville is an arbitrator for the National Association of Securities Dealers, Inc., has served as the U.S. District Court appointed trustee in actions brought by the Securities and Exchange Commission, has served as an expert witness in securities litigation before the U.S. District Court and has served the Securities Investors Protection Corporation as an accountant for the appointed legal liquidator.  Mr. Sanville received a B.S. degree from Drexel University.  He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.  Mr. Sanville serves on the Audit Committee and the Compensation Committee.

Class III Directors
(Term Expires at the Annual Meeting Following the 2009 Fiscal Year)

John Gorman, M.D., age 75, has been a director since 2000.  Dr. Gorman, Clinical Professor of Pathology at New York University School of Medicine, retired from his position of Director of the Blood Bank at New York University Medical Center which he held from 1981 to 1999.  Dr. Gorman also served as director of the Blood Bank at Columbia Presbyterian Medical Center.  In the 1960’s Dr. Gorman and his co-workers at Columbia developed Rh Immune Globulin (RhoGAM) for the prevention of Hemolytic Disease of the Newborn for which for he was awarded the Lasker Clinical Medical Research Award in 1980.  Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.  Dr. Gorman serves on the Audit Committee.

The Honorable Richard Greco, age 39, has been a director since September 4, 2007.   Mr. Greco is president of Filangieri Capital Partners in New York City, a private equity partnership seeking long-term capital appreciation by investing in high growth private enterprises in Italy and emerging markets.  Mr. Greco served as the Assistant Secretary of the Navy (Financial Management and Comptroller) from 2004 to 2006, and brings tremendous expertise and experience in corporate finance and governance.  Prior to his confirmation by the Senate, Mr. Greco was a White House Fellow from 2002 to 2003 and also served as the acting Director of Private Sector Development for Iraq at the Coalition Provisional Authority Representative’s Office.  Prior to government service, Mr. Greco was a managing director of the corporate finance advisory firm of Stern Steward & Co. where he specialized in EVA®-based corporate governance systems, performance measurement and management, incentive compensation, corporate valuation, and financial market research.  Mr. Greco serves on the Compensation Committee and the Executive Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Eisner LLP to serve as Mediware’s independent registered public accounting firm for the 2009 fiscal year.  Eisner will audit Mediware’s consolidated financial statements for the 2009 fiscal year and perform other services.  While shareholder ratification is not required by Mediware’s By-Laws or otherwise, the Board of Directors, at the direction of the Audit Committee, is submitting the selection of Eisner to the shareholders for ratification as part of good corporate governance practices.  If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Eisner.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm as the independent registered public accounting firm for Mediware for the year ending June 30, 2009 at any time during the year if it determines that such a change would be in the best interest of Mediware and its shareholders.

The favorable vote of the holders of a majority of the shares of common stock, represented in person or by proxy at the Annual Meeting, will be required for such ratification.  A representative of Eisner will attend the Annual Meeting with the opportunity to make a statement if he or she desires to do so.  That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed by Eisner for professional services rendered for the audit of Mediware’s annual financial statements for the fiscal years ended June 30, 2008 and June 30, 2007, for the review of the financial statements included in Mediware’s Quarterly Reports on Form 10-Q for fiscal years 2008 and 2007, and the audit of the effectiveness of Mediware’s internal control over financial reporting for fiscal year 2007 (this audit was not required by SEC rules for fiscal 2008) were $347,000 and $410,000, respectively.

Audit-Related Fees

Eisner did not provide any audit-related services, as defined by the SEC, to Mediware in either of the fiscal years ended June 30, 2008 and June 30, 2007.

Tax Fees

The aggregate fees billed by Eisner for professional services rendered for income tax planning and compliance for the fiscal years ended June 30, 2008 and June 30, 2007 were $89,000 and $56,000, respectively.

All Other Fees

The aggregate fees billed by Eisner for other professional services amounted to $8,000 for the fiscal year ended June 30, 2008 and $11,000 for the fiscal year ended June 30, 2007.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

The charter of the Audit Committee provides for the pre-approval of all auditing services and all permitted non-auditing services to be performed for Mediware by the independent registered public accounting firm, subject to the requirements of applicable law.  The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services, and other services.  The Audit Committee periodically monitors the services rendered by the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.  All the services described in Tax Fees, above, were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

AUDIT COMMITTEE REPORT

Management is responsible for Mediware’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States.  Mediware’s independent registered public accounting firm is responsible for auditing those financial statements and management’s assessment of Mediware’s internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as well as management’s assessment of Mediware’s internal control over financial reporting.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Mediware and its management.  The Audit Committee has further determined that the independent registered public accounting firm has not provided non-audit services to Mediware, except for limited tax and acquisition services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Mediware’s Annual Report on Form 10-K for the year ended June 30, 2008, filed with the SEC.

Audit Committee
Robert F. Sanville, Chairman
Roger Clark
John Gorman

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of Mediware must be received by Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, no later than June 26, 2009, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the proxy statement relating to such meeting.  A shareholder may also present a proposal directly to Mediware’s shareholders at the next Annual Meeting of Shareholders.  However, if Mediware does not receive notice of the shareholder proposal prior to the close of business on September 9, 2009, SEC rules permit management to vote proxies in their discretion on the proposed matter.

In order for a shareholder to nominate a candidate for election as a director or to propose other business at the next Annual Meeting of Shareholders of Mediware, notice must be given in accordance with the By-Laws of the Company to the Secretary of the Company between July 7, 2009 and August 6, 2009. The fact that the Company may not insist upon compliance with the requirements contained in its By-Laws should not be construed as a waiver by the Company of its right to do so at any time in the future.

MISCELLANEOUS

Officers and regular employees of Mediware, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview.  Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed $5,000 plus reasonable expenses.  Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners’ instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by Mediware.

Mediware’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 is enclosed.  Mediware will furnish any exhibit to the Annual Report on Form 10-K upon written request of a shareholder.  Requests should be directed to Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  The exhibits are also available free of charge on Mediware’s website http://www.mediware.com.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Mediware knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement.  If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board of Directors
October 24, 2008

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 4, 2008

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Shareholders of Mediware Information Systems, Inc. (“Mediware”) will be held on December 4, 2008, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), at 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

The undersigned appoints each of Robert C. Weber and Mark Williams (with full power to act without the other and each with full power to appoint his or her substitute) as the undersigned’s Proxies to vote all shares of common stock, par value $.10, of the undersigned in Mediware Information Systems, Inc., a New York corporation, which the undersigned would be entitled to vote at the Annual Meeting.

The enclosed proxy is solicited by the Board of Directors of Mediware.  Further information regarding the matters to be acted upon at the Annual Meeting is contained in the enclosed Proxy Statement.

(Continued and to be signed on reverse side.)

Annual Meeting of Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.
December 4, 2008

Please mark your vote as shown in example using dark ink only.

1.  To elect three Class II directors to hold office for a three-year term:

Nominees:
Philip Coelho
T. Kelly Mann
Ira Nordlicht

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees ______

(To withhold authority to vote for any individual nominee or nominees and vote for the other nominees, write the nominee’s or nominees’ name(s) in the space provided below.)
_____________________________________

2.  To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2009:

FOR ___                                 AGAINST___                                  ABSTAIN___

3.   To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on October 17, 2008 as the record date for the Annual Meeting.  Only holders of the common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder.  If no direction is given, when the duly executed proxy is returned, the shares represented by this proxy will be voted FOR all nominees in Item 1 and FOR Item 2.  The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof including, without limitation, matters that Mediware did not have notice within a reasonable time before the mailing of the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

Signature(s)	Dated

NOTE:   Please sign exactly as name(s) appear(s) above.  If joint account, all joint owners should sign.  When signing as attorney, trustee, administrator, executor, etc., state full title.